EXHIBIT 99.1

Valor Communications Group Announces New Members
to Company’s Board of Directors

IRVING, Texas, Feb. 15, 2005 – Valor Communications Group (NYSE:VCG) today announced the addition of six new members to the company’s board of directors effective February 8, 2005. They are as follows:

Stephen B. Brodeur is the former chief executive officer of the Cambridge Strategic Management Group (CSMG). CSMG, now a major division of The Management Network Group, is a leading provider of management consulting services to emerging and established telecommunications operators, equipment manufacturers and financial services companies. As a consultant to telecommunications and related industries for 18 years, Brodeur has helped clients evaluate business opportunities and identify critical risk factors in entering new markets or deploying new technologies. He has consulted for domestic and international companies including Verizon, Bell Canada, SBC, Sprint, AT&T, CenturyTel, FPL, British Telecom, Telstra, Nextel, Siemens, Nortel, Corning and Cisco.

Michael Donovan is an associate at Welsh, Carson, Anderson & Stowe (WCAS). Before joining WCAS in 2001, Donovan worked at Windward Capital Partners and in the investment banking division at Merrill Lynch. He is currently a board member of Accuro Healthcare Solutions Inc. and Onward Healthcare Inc.

Edward Lujan is chairman of the board of Manuel Lujan Agencies, a family insurance and real estate business in New Mexico. Lujan is also chairman of the board for the National Hispanic Cultural Center of New Mexico and serves on numerous state and local advisory councils and boards for business, economic development and education. He also served as a member of the New Mexico Governmental Ethics Oversight Committee, and was formerly a member of the board of directors and board of managers of VALOR Telecom.

John (Jack) J. Mueller is president and chief executive officer of VCG. He joined VALOR Telecom in April 2002 as executive vice president and chief operating officer, and later president. Before joining VALOR, Mueller spent 23 years at Cincinnati Bell Inc., serving as president of Cincinnati Bell Telephone Company; president of various business units; and general manager of Consumer Markets.

M. Ann Padilla is president and chief executive officer of Sunny Side, Inc./Temp Side, a staffing resource company in Denver, Colo., specializing in administrative, professional and technical recruiting. Padilla has served on the board of directors and advisory councils at various banks and financial institutions and is also a trustee for the Denver Center for Performing Arts. She was formerly a member of the board of directors of VALOR Telecom, and has received numerous awards from national and state business organizations.

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Federico Peña is a senior advisor at Vestar Capital Partners in Denver, Colo., since 1998. Peña was formerly the U.S. Secretary of Energy and the U.S. Secretary of Transportation in the Clinton Administration. Prior to serving in the cabinet, he was president and chief executive officer of Peña Investment Advisors from 1991 to 1992 and the mayor of Denver from 1983 to 1991.

New members will join the current board comprised of: Anthony J. de Nicola, chairman and director; Kenneth R. Cole, vice chairman and director; and directors Todd Khoury and Sanjay Swani.

“We welcome our new board members to VCG, and we look forward to their leadership and expertise,” said de Nicola. “This is an exciting time for VCG as we embark on a new course as a publicly traded company.”

Anne K. Bingaman, board chairman of VALOR Telecom, announced her retirement from the company. Bingaman was the company’s founder and served as VALOR Telecom’s chief executive officer from the company’s inception through January 1, 2002. Prior to founding VALOR, Bingaman served as president of the local services division of LCI International, Inc.; Assistant Attorney General in charge of the Antitrust Division at the United States Department of Justice from 1993 to 1996; and was a partner at Powell, Goldstein, Frazier & Murphy in Washington, D.C. “Anne’s vision was the catalyst for creating VALOR Telecom, and we thank her for the strong commitment, passion and years of outstanding service to the company and to the board,” said de Nicola.

VCG also recognizes and thanks the original members of the board of directors of VALOR Telecom for their years of service and the leadership role they played in the company’s formation and success. Former board members include: Toney Anaya, Ernesto M. Chavarria, John C. Corella Jr., William (Bill) E. Garcia, Manuel Lujan Jr., Ronald E. Montoya, Andrew Ramirez, Henry Rivera, Ambassador Edward L. Romero, and J. Ben Trujillo. “I personally, and everyone else associated with VALOR, understand the enormous contributions made by our original board members,” said Bingaman. “We are grateful for their service and commitment to the company.”

About Valor Communications Group
Valor Communications Group (NYSE:VCG) is one of the largest providers of telecommunications services in rural communities in the southwestern United States. The company offers to residential, business and government customers a wide range of telecommunications services, including: local exchange telephone services, which covers basic dial-tone service as well as enhanced services, such as caller identification, voicemail and call waiting; long distance services; and data services, such as providing digital subscriber lines. Valor Communications Group is headquartered in Irving, Texas. For more information, visit www.valortelecom.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Valor Communications Group’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ materially from those contained in the forward-looking statements, see “Risk Factors” in the prospectus dated February 8, 2005, relating to the Company’s initial public offering of common stock.

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